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                                                                    EXHIBIT 4.12

                                 STOCK OPTION
                                      OF
                       LONESTAR HOSPITALITY CORPORATION

        This stock option (the "Option") is granted by LONESTAR HOSPITALTY CORPORATION, a Delaware corporation with its office and place of business in Dallas, Dallas County, Texas (hereinafter referred to as the "Company"), to _______________ (hereinafter referred to as the "Optionee") as of the 1st day of October, 1994 (the "Option Grant Date").

        1. Grant of Option and Exercise Price. The Optionee is hereby granted an Option to purchase up to __________________ (_________) shares (the "Shares") of the $.04 par value common stock of the Company (the "Common Stock") at an exercise price of $1.00 per Share and upon the following terms and conditions:

        2. Exercise. This option shall be exercisable, subject to the terms and conditions set out herein, during the period beginning on the Option Grant Date and ending at the close of business on the second anniversary of the Option Grant Date ("the Option Term"). The Option shall expire at the end of the Option Term, whether or not exercised. The Optionee or his estate, as applicable, will exercise this Option by actual delivery to the Company of a written notice of intent to purchase such stock, stating the number of Shares which the Optionee or his estate desires to purchase and the date on which payment is to be made, or by sending such notice to the Company at its address by certified or registered mail, return receipt requested, which notice must be so mailed during the Option Term. Upon the exercise of an Option, the Optionee or his estate, as applicable, shall be obligated to make payment as provided in Paragraph 3 hereinbelow.

        3. Payment and Delivery. Payment shall be made in full in cash (or by certified or cashier's check) to the Company at its principal address in the State of Texas on the date specified in the notice referred to in Paragraph 2 above. Upon payment, the Company shall issue a certificate or certificates representing the number of Shares purchased. Such Shares, when issued, will be fully vested, paid and non-assessable.

        4. Non-Transferability of Options. During the Optionee's lifetime, the Option shall be exercisable only by the Optionee or, in the event of the Optionee's death, by his estate, and shall not be transferable.

        5. Adjustments. If the number of outstanding shares of Common Stock of the Company changes by reason of a stock dividend, stock split, reverse stock split, or other recapitalization involving the increase or decrease of the number of outstanding shares, the number of Shares subject to the Option and the option price per Share shall be fairly and appropriately adjusted to reflect such change. The Board of Directors of the Company may determine such adjustments without notice to or approval by Optionee and shall be final and conclusive upon both the Company and the Optionee. No adjustment to the number of shares subject to the Option or to the option purchase price shall be made or required if the Company is a party to a merger or other corporate reorganization, except as the Board of Directors of the Company, in its sole discretion, may determine. If,

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however, the Company is a party to a merger or other corporate reorganization which involves the termination of the corporate existence of the Company, this Option must be exercised in its entirety within thirty (30) days prior to the effective date of such merger or corporate reorganization, notwithstanding any other provision of this Option, unless such merger or corporate reorganization provides that the Shares subject to this Option may be converted into shares of stock of another corporation which is the party to the reorganization.

     6.  Stock an Investment.

     a. The Optionee agrees that any Shares issued pursuant to this Option will be purchased by him for investment purposes only and not with a view to the distribution thereof, and at the time of purchase, he will give the Company a written representation to that effect in form satisfactory to the Company. Optionee agrees that such stock is and shall not be freely transferable and may be subject to other restrictions on transfer as required by state or federal law.

     b. The Optionee acknowledges that the Company has provided to him a copy of the Company's Annual Report on Form 10-K for the year ended March 30, 1994 and the Quarterly Report on Form 10-QSB for the quarter ended June 30, 1994, and that the Company has provided to him or his representatives the opportunity to ask questions of the management of the Company regarding the Company's business and financial condition.

     IN WITNESS WHEREOF, the Company has caused this Option to be duly exercised by its officers, thereunto duly authorized by its Board of Directors, and the Optionee has hereunto set his hand as of the ___ day of _______, 19__.

                                     LONESTAR HOSPITALITY CORPORATION


                                     By:_________________________________
                                     Its:________________________________

ATTEST:

____________________________
Secretary

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